Item 77C DWS RREEF Real Estate Fund II, Inc.

Registrant incorporates by reference to its Proxy Statement filed on November 2, 2009
(SEC Accession No. 0000950123-09-056038).

The Annual Meeting of Stockholders of DWS RREEF Real
Estate Fund,
Inc. (the "Fund") was held on December 7, 2009 at the New
York Marriott
East Side, 525 Lexington Avenue, New York, NY 10017. At the close of business on October 16, 2009, the record date for the determination of stockholders entitled to vote at the Meeting, there were issued and outstanding 37,904,857 common shares and 560 preferred shares of the
Fund's stock, each being entitled to one vote. The following matter was voted upon by the stockholders of the Fund.

1. The election of the following four Class III Board Members to hold office for a term of three years and until their respective successors have been duly elected and qualified:



For:
Withheld:
Kenneth C. Froewiss*
4
450
Rebecca W. Rimel
30,811,753
4,828,861
William McClayton
30,814,470
4,826,144
William N. Searcy, Jr.
30,810,947
4,829,667

* Elected by Preferred Stockholders only.


A reconvened Annual Meeting of Stockholders of DWS
RREEF Real
Estate Fund II, Inc. (the "Fund") was held on January 29, 2010. At the close of business on October 16, 2009, the record date for the determination of stockholders entitled to vote at the Meeting, there were issued and outstanding 37,904,857 common shares and 560 preferred shares of the Fund's stock, each being entitled to one vote. The following matter was voted upon by the stockholders of the Fund.

1. The approval of the liquidation and dissolution of DWS
RREEF Real
Estate Fund II, Inc. pursuant to a plan of Liquidation and
Dissolution:


Number of Votes:
For:
Against:
Abstain:
19,202,651
4,506,918
718,056



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